EXHIBIT 10.10

ASSIGNMENT
of
BMG LICENSING AGREEMENT
to
ELITE PROFESSIONAL IP LICENSING COMPANY, LLC

WHEREAS, Worldwide Medassets, Ltd., a company duly organized and existing under the law of Lebanon (herein referred to as WMA) is the Licensee under that certain License Agreement (herein referred to as the BMG License) dated October 5, 2010 with Modular Properties Limited, Inc., a corporation duly organized and existing under the laws of the British Virgin Islands as Licensor; and

WHEREAS,  Elite Professional IP Licensing Company, LLC, a Delaware Limited Liability Company (herein referred to as Elite) wishes to obtain an assignment of said BMG License; and

WHEREAS, WMA is hereby agreeing to assign said BMG License to ELITE based upon the terms and conditions as set out herein; and

THEREFORE, in consideration of the premises and other valuable consideration, received from or on behalf of ELITE the parties agree as follows:

1.
Grant of Assignment. WMA hereby grants to ELITE an assignment of the BMG License and ELITE accepts the privilege to conduct and operate pursuant to the BMG License under the guidance and with the support of WMA.

2.	Term of this Assignment This assignment shall have a term equal to the term of the BMG License.
3.	BMG License incorporated. A copy of the BMG License is incorporated herein by this reference and by this reference made a part hereof.
4.
Duties.  ELITE, in accepting this assignment, agrees to all the terms and conditions of the BMG license, and shall at all times conduct its business operations in complete compliance with said BMG License and directives of WMA as directives may from time to time be promulgated.

5.	Assignment Fee. An initial non-refundable Assignment Fee of Six Million ($6,000,000.00) Dollars (U.S.), payable as defined under Exhibit “A”.
6.
Royalties.   In addition to the Assignment Fee, a continuing royalty shall be paid to WMA quarterly in the amount set out below.  The royalties shall accrue from the start up of operations by ELITE and continue for the entire term of this assignment.  The royalty shall be:

a. Six (6%) percent to WMA of the gross revenues from all sources received by ELITE and by any entity related to ELITE as result of the performance or use of the BMG License. This expressly includes all entities licensed by ELITE in the United States of America.

b. These royalties are due without notice on the 1st day of each calendar Quarter, to wit: January 1, April 1, July 1 and October 1 of each calendar year for all sums due from the prior quarter.

c. The obligation to pay royalties shall continue for entire term of this assignment.

d. Under no circumstances are any royalties that are due to WMA be subject to any set-off or deduction whatsoever.

e. The obligation to pay the royalties is not contingent upon the happening or non-happening of any event.

 f. WMA shall have no duties under this agreement except to acceptroyalty payments tendered to it.

g. There is no grace period for any royalties due WMA.

7.
Late Fees.  All royalties that are not paid when due shall be subject to a penalty of Ten (10%) of the amount due and shall carry interest from the due date until good funds are received by WMA at the highest legal rate.

8.	Default. It shall be a material default by ELITE if any royalties due WMA are received more than fifteen (15) days past the due date in each quarter.
9.
Right to Terminate In the event of a default under any of the terms and conditions of the BMG License, WMA shall provide written notice to ELITE specifying the nature of the default and giving ELITE at least a fifteen (15) days for ELITE to cure the default.  If the default is not cured with the given time period, then WMA may terminate this agreement by providing written notice of termination to ELITE. No such right to cure shall exist for the repeated defaults of same or similar nature.

10.
Taxes    ELITE shall be responsible to pay as due all sales and excise and other taxes that may accrue as due to any taxing authority as a result of the operation of its business and performance under the BMG License and hereby agrees to indemnify and hold WMA harmless and indemnify it for any failure to fully perform said tax related obligations.

11.
Insurance Coverage. ELITE shall procure and obtain commercial general liability insurance coverage and products liability insurance from insurance companies or carriers approved by WMA of not less than $5,000,000.00 combined single limit. Such coverage must include bodily injury, broad form property damage, blanket contractual liability, products liability, and completed operations liability.  Such insurance policies shall name WMA as an additional insured and provide for Notice prior to any cancellation or changes in coverage to WMA.   A copy of all policies shall be provided to WMA at the time of being issued.

12.
No Pledge of Credit.   ELITE will have no right or power to pledge WMA’S credit or to incur any obligations or make any commitments that will be binding upon WMA, without WMA’S express prior written consent.

13.
Indemnification.  ELITE hereby agrees to hold WMA harmless and to indemnify WMA, its agents, servants, and employees against any liability for costs, charges, and expenses of any kind and sort, including, but not limited to any injury to person or damage to property occurring in connection with ELITE’S business or its operation under the BMG License.

14.
Compliance with Laws. ELITE agrees at all times and at its own cost and expense to comply with all laws, ordinances, rules, and regulations of any applicable governmental agency or public authority with respect to or affecting the operation of conduct of their business.

15.
No Warranties.  ELITE acknowledges that WMA has made no representations or warranties to it with regard to the viability, success or profitability of the proposed business and ELITE hereby certifies that it has made its own independent evaluation of the business and of this assignment arrangement to its satisfaction.

16.	No Assignment. ELITE may not assign, in whole or part, this Agreement without the prior written consent of WMA. ELITE may not issue any sublicense agreements without the prior written consent of WMA.
17.
Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of the state of Florida and of any federal court located in Florida in connection with any action or proceeding arising out of or relating to this Agreement.  Each party hereby waives any right it may have to a jury trial. Venue shall lie exclusively in Seminole County, Florida.

18.	Entire Agreement This writing constitutes the entire agreement of the parties and may not be modified except in a writing signed by the party to be charged.
19.	Relationship of the Parties. The relationship between the parties is that of independent contractors, each operating their own separate business.
20.
Attorneys' Fees and Costs.   If any action at law or in equity to enforce, construe or recover damages regarding this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, costs, and other disbursements reasonably incurred in such action in addition to all other relief to which it may be entitled.

21.
Notices.  Notices hereunder may be sent by US Mail, Certified, Return Receipt Requested, or by any other commercial means which allows for proof of actual receipt. Notice shall be sent to the address set out herein or such new address that may be given hereafter in writing.

22.	Time is of the Essence. Time is of the essence with regard to all monetary obligations and all other obligations of ELITE.
23.	Effective Date. This Assignment shall be effective as of 5/9/11.

WHEREFORE, the parties have hereunto set their hands and seals.

Worldwide Medassets, Ltd.	Elite Professional IP Licensing Company, LLC
/s/ Samer Majzoub	/s/ Christopher Smith

Managing Director	Manager

date: 5/9/11	date: 5/9/11

EXHIBIT “A”

Assignment Fee: An initial non-refundable Assignment Fee of Six Million ($6,000,000) Dollars (US) is payable by ELITE to WMA as follows:

-Two Million Six Hundred Fifty Thousand ($2,650,000) Dollars (U.S.) paid by the ELITE members to WMA and hereby acknowledged by WMA.

-Three Hundred Fifty Thousand ($350,000) Dollars (U.S.) is payable by ELITE to WMA on or before July 29, 2011.

-Three Million ($3,000,000) Dollars (U.S.) is payable by ELITE to WMA in equal quarterly installments in the amount of Five Hundred Thousand ($500,000) Dollars (U.S.) beginning September 30, 2011 and until paid in full.